For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS FULL YEAR AND FOURTH QUARTER EARNINGS

YORK, Pennsylvania – February 9, 2016 – Glatfelter (NYSE: GLT) today reported 2015 full year adjusted earnings per diluted share of $1.34 (GAAP $1.47) compared with $1.55 per diluted share in 2014 (GAAP $1.57). For the 2015 fourth quarter Glatfelter reported adjusted earnings of $22.9 million, or $0.52 per diluted share, compared with $19.7 million, or $0.45 per diluted share, in the 2014 fourth quarter. On a GAAP basis, fourth quarter 2015 net income totaled $34.3 million, or $0.78 per diluted share, compared with $19.6 million, or $0.45 per diluted share, in the fourth quarter of 2014.

Consolidated net sales totaled $412.9 million in the fourth quarter of 2015 compared with $436.3 million in the fourth quarter of 2014. On a constant currency basis, net sales declined $5.1 million, or 1.2 percent.

“Our fourth-quarter 2015 financial results reflect a solid finish to a very challenging year,” said Dante C. Parrini, Chairman and Chief Executive Officer. “In the fourth quarter, we saw solid growth in key product lines within our Composite Fibers and Advanced Airlaid Materials businesses and earnings growth across all three of our business segments. We also delivered improved overall earnings and cash flow performance as the full effects of our previously announced continuous improvement and cost reduction initiatives were realized.

“Overall, I am pleased with how our team managed through the many challenges we faced in 2015 by capitalizing on improved demand for single-serve coffee, tea and Advanced Airlaid Materials products during the second half of the year, and withstanding the ongoing weakness in Russia and Ukraine and currency headwinds. Our performance during the year was also driven by our successful execution of cost reduction and continuous improvement initiatives which delivered full year savings of $31 million, exceeding our target for the year.”

Mr. Parrini concluded, “As we enter 2016, we see growth opportunities in food and beverage, feminine hygiene, specialty wipes and electrical markets. At the same time, we remain mindful of weakness in Russia and Ukraine, which continues to impact the nonwoven wallcover market, as well as the effect of a weak Euro. Our efforts to continuously improve the safety, reliability and efficiency of our operations, manage costs, and bring new value-added products to market will continue to be critical to our success in 2016 and beyond.”

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings, a non-GAAP measure:

	For the three months ended December 31
	2015		2014
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$34,298	$0.78	$19,557	$0.45
Timberland sales and related costs	(11,574)	(0.26)	(612)	(0.01)
Workforce efficiency charges	147	-	373	0.01
AMBU capacity expansion costs	30	-	—	—
Acquisition and integration related costs	-	-	487	0.01
Alternative fuel mixture/Cellulosic
biofuel credits	-	-	(81)	—

Adjusted earnings	$22,901	$0.52	$19,724	$0.45

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Fourth-Quarter Business Unit Results

Composite Fibers

	Three months ended December 31
Dollars in thousands	2015	2014	Change
Tons shipped	37,585	37,849	(264)	(0.7)%
Net sales	$131,821	$147,763	$(15,942)	(10.8)%
Operating income	15,883	13,578	2,305	17.0%
Operating margin	12.0%	9.2%

Net sales for this business unit declined $15.9 million, or 10.8 percent, primarily due to $13.7 million of unfavorable currency translation and $2.4 million from lower selling prices. Shipping volumes declined slightly due to a 13.9 percent decline in nonwoven wallcover which offset solid gains in all other market segments.

Composite Fibers’ fourth-quarter 2015 operating income totaled $15.9 million, a $2.3 million or 17.0 percent improvement compared to the year-ago period. The higher operating income was due to improved operating performance of $4.4 million driven by less market-related downtime, higher production rates, and other operating efficiencies and $2.5 million of lower raw material and energy prices. These benefits more than offset the adverse impact of lower selling prices and currency translation. The change in currency exchange rates negatively impacted results by $1.7 million.

Advanced Airlaid Materials

	Three months ended December 31
Dollars in thousands	2015	2014	Change
Tons shipped	24,537	23,642	895	3.8%
Net sales	$61,603	$65,483	$(3,880)	(5.9)%
Operating income	6,029	5,772	257	4.5%
Operating margin	9.8%	8.8%

Advanced Airlaid Materials’ net sales decreased $3.9 million largely due to $4.6 million of unfavorable currency translation and a $1.5 million negative impact from lower selling prices which more than offset the benefit of higher shipping volumes.

Fourth-quarter 2015 operating income increased 4.5 percent compared to the same quarter a year ago as lower raw material and energy costs of $2.2 million more than offset the adverse impact of lower selling prices, downtime for incremental capacity expansion projects, other inflationary costs and a one-time benefit in the fourth quarter of 2014. Currency translation favorably impacted operating income by $0.8 million.

Specialty Papers

	Three months ended December 31
Dollars in thousands	2015	2014	Change
Tons shipped	208,583	201,552	7,031	3.5%
Net sales	$219,427	$223,014	$(3,587)	(1.6)%
Energy and related sales, net	1,727	1,015	712	70.2%
Operating income	15,921	15,618	303	1.9%
Operating margin	7.3%	7.0%

Specialty Papers’ net sales declined $3.6 million, or 1.6 percent, due to lower selling prices which negatively impacted the comparison by $4.9 million, of which $0.9 million was due to unfavorable currency impacts. Shipping volumes were up 3.5 percent, outperforming the broader uncoated free-sheet market for the quarter and for the eleventh consecutive year.

Operating income increased slightly in the year over year comparison as lower raw material and energy costs of $5.5 million and higher energy related sales were partially offset by the adverse impact of lower selling prices.

Other Financial Information

Pension expense totaled $2.5 million and $1.6 million for the fourth quarters of 2015 and 2014, respectively. For 2016, the Company expects full year pension expense to be approximately $4.6 million compared to $9.1 million for all of 2015. Because the Company’s qualified plan remains overfunded, a cash contribution was not required to be made in 2015 nor is a contribution expected in the foreseeable future.

During 2015, the Company reduced its workforce by approximately 3 percent in connection with the global workforce efficiency and cost reduction program initiated earlier in the year. In connection with these actions, the Company recorded charges totaling, on a pre-tax basis, $2.5 million for severance and related costs, of which $0.2 million was recorded in the fourth quarter of 2015.

The Company sold 14,230 acres of timberlands during the fourth quarter of 2015 for $22.0 million and realized an after-tax gain of $11.6 million.

In the 2015 fourth quarter, the Company recorded an income tax provision of $3.4 million on adjusted pre-tax earnings, an effective tax rate of 12.8 percent. In the comparable quarter a year ago, the income tax provision totaled $4.7 million and the effective tax rate was 19.3 percent. The lower tax rate in the 2015 fourth quarter reflects the timing of recognizing certain tax credits and related adjustments and the impact of a greater proportion of earnings generated in lower tax foreign jurisdictions relative to the U.S.

2015 Full Year Results

Net income for 2015 totaled $64.6 million, or $1.47 per diluted share, compared with $69.2 million, or $1.57 per diluted share, in 2014. Adjusted earnings totaled $58.9 million, or $1.34 per diluted share, compared with $68.5 million, or $1.55 per diluted share, in 2014. The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings, a non-GAAP measure:

	2015		2014
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$64,575	$1.47	$69,246	$1.57
Timberland sales and related costs	(14,652)	(0.33)	(2,995)	(0.07)
Fox River environmental matter	6,222	0.14	—	—
Workforce efficiency charges	1,768	0.04	373	—
Asset impairment charge	857	0.02	2,356	0.05
Acquisition and integration related costs	126	-	603	0.01
AMBU capacity expansion costs	30	-	—	—
Alternative fuel mixture/Cellulosic
biofuel credits	-	-	(1,115)	(0.03)
Adjusted earnings	$58,926	$1.34	$68,468	$1.55

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Consolidated net sales for year ended December 31, 2015 were $1,661.1 million compared with $1,802.4 million for 2014. On a constant currency basis, net sales declined $40.3 million, or 2.2 percent. Shipping volumes declined less than one percent.

Balance Sheet and Other Information

Cash and cash equivalents totaled $105.3 million as of December 31, 2015, and net debt was $258.6 million compared with $304.8 million at the end of 2014. (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures totaled $99.9 million in 2015 compared with $66.0 million in 2014 including $26.9 million and $6.1 million, respectively, related to environmental compliance projects. For 2016, total capital expenditures are estimated at $150 million to $170 million, including approximately $40 million to $45 million related to Specialty Papers’ environmental compliance projects and $40 million to $45 million for Advanced Airlaid Materials’ new airlaid facility.

Adjusted free cash flow for the fourth quarter of 2015 was $42.7 million compared with $61.0 million in the same quarter of 2014. For the full year of 2015, adjusted free cash flow totaled $53.9 million compared with $38.2 million in 2014 primarily due to the improved use of working capital. (Refer to the calculation of these measures provided in this release.)

Outlook

In the first quarter of 2016, Composite Fibers’ shipping volumes, selling prices and raw material and energy prices are expected to be in-line with the fourth quarter. Maintenance costs are expected to be approximately $1 million higher compared with the fourth quarter of 2015 and no benefit from currency hedging is expected in the first quarter of 2016.

Shipping volumes for Advanced Airlaid Materials in the first quarter of 2016 are expected to be similar to the fourth quarter. Average raw material prices and selling prices are expected to be in-line with the fourth quarter.

For Specialty Papers, the Company expects shipping volumes in the first quarter of 2016 to be approximately 5 percent lower than the fourth quarter of 2015. Selling prices are expected to be slightly lower and input costs are expected to be similar compared to the fourth quarter.

The normalized tax rate for 2016 is expected to be approximately 24 percent.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its fourth-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 4th Quarter 2015 Earnings Release Conference Call
When:	Tuesday, February 9, 2016, 11:00 a.m. (ET)
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	35576064
Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx
Rebroadcast Dates:	February 9, 2016 through February 23, 2016
Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406
Conference ID:	35576064

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which the Company does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, and market growth rates. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and fiber-based engineered materials, offering innovation, world-class service and over a century and a half of technical expertise. Headquartered in York, PA, the company serves customers in over 100 countries. U.S. operations include facilities in Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in China and Russia. Glatfelter’s sales approximate $1.7 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Year Ended December 31
	December 31
In thousands, except per share	2015	2014	2015	2014
Net sales	$412,852	$436,261	$1,661,084	$1,802,415
Energy and related sales, net	1,728	1,015	5,664	7,927

Total revenues	414,580	437,276	1,666,748	1,810,342
Costs of products sold	356,464	379,112	1,463,783	1,575,188

Gross profit	58,116	58,164	202,965	235,154
Selling, general and administrative expenses	27,505	29,484	127,706	133,235
Gains on dispositions of plant, equipment
and timberlands, net	(18,225)	(980)	(21,113)	(4,861)

Operating income	48,836	29,660	96,372	106,780
Non-operating income (expense)
Interest expense	(4,287)	(4,676)	(17,464)	(18,921)
Interest income	51	16	283	159
Other, net	(423)	(740)	(615)	(635)

Total other expense	(4,659)	(5,400)	(17,796)	(19,397)

Income before income taxes	44,177	24,260	78,576	87,383
Income tax provision	9,879	4,703	14,001	18,137

Net income	$34,298	$19,557	$64,575	$69,246

Earnings Per Share
Basic	$0.79	$0.45	$1.49	$1.60
Diluted	0.78	0.45	1.47	1.57
Cash dividends declared per common share
	$0.12	$0.11	$0.48	$0.44
Weighted average shares outstanding
Basic	43,499	43,107	43,397	43,201
Diluted	43,878	43,943	43,942	44,066

Business Unit Financial Information
(unaudited)

Three months ended December 31			Advanced Airlaid
In millions	Composite Fibers		Materials		Specialty Papers		Other and Unallocated		Total
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Net sales	$131.8	$147.8	$61.6	$65.5	$219.4	$223.0	$-	$-	$412.9	$436.3
Energy and related sales, net	—	—	—	—	1.7	1.0	—	—	1.7	1.0

Total revenue	131.8	147.8	61.6	65.5	221.1	224.0	—	—	414.6	437.3
Cost of products sold	104.6	121.3	53.8	57.7	196.1	197.5	2.0	2.6	356.5	379.1

Gross profit	27.2	26.5	7.8	7.8	25.0	26.5	(2.0)	(2.6)	58.1	58.2
SG&A	11.3	12.9	1.8	2.0	9.1	10.9	5.4	3.7	27.5	29.5
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	(18.2)	(1.0)	(18.2)	(1.0)

Total operating income (loss)	15.9	13.5	6.0	5.8	15.9	15.6	10.8	(5.3)	48.8	29.7
Non-operating income (expense)	—	—	—	—	—	—	(4.7)	(5.4)	(4.7)	(5.4)

Income (loss) before income taxes	$15.9	$13.5	$6.0	$5.8	$15.9	$15.6	$6.1	$(10.7)	$44.2	$24.3

Supplementary Data
Net tons sold (thousands)	37.6	37.8	24.5	23.6	208.6	201.6	—	—	270.7	263.0
Depreciation, depletion and amortization	$6.1	$7.0	$2.4	$2.2	$6.7	$7.2	$0.6	$0.6	$15.8	$17.0
Capital expenditures	9.5	7.2	3.2	3.5	12.5	7.6	0.4	0.7	25.6	19.0

Year ended December 31			Advanced Airlaid
In millions	Composite Fibers		Materials		Specialty Papers		Other and Unallocated		Total
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Net sales	$541.5	$617.9	$244.6	$281.7	$875.0	$902.9	$-	$-	$1,661.1	$1,802.4
Energy and related sales, net	—	—	—	—	5.7	7.9	—	—	5.7	7.9

Total revenue	541.5	617.9	244.6	281.7	880.7	910.8	—	—	1,666.7	1,810.3
Cost of products sold	434.4	498.0	215.7	247.6	804.5	821.8	9.2	7.8	1,463.8	1,575.2

Gross profit	107.1	119.9	28.9	34.1	76.2	89.0	(9.2)	(7.8)	203.0	235.2
SG&A	45.7	51.6	7.6	8.8	43.3	50.4	31.0	22.4	127.7	133.2
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	(21.1)	(4.9)	(21.1)	(4.9)

Total operating income (loss)	61.4	68.3	21.3	25.3	32.9	38.6	(19.1)	(25.3)	96.4	106.8
Non-operating income (expense)	—	—	—	—	—	—	(17.8)	(19.4)	(17.8)	(19.4)

Income (loss) before income taxes	$61.4	$68.3	$21.3	$25.3	$32.9	$38.6	$(36.9)	$(44.7)	$78.6	$87.4

Supplementary Data
Net tons sold (thousands)	153.8	157.3	96.0	99.7	802.2	802.9	—	—	1,051.9	1,059.9
Depreciation, depletion and amortization	$26.2	$29.7	$8.8	$9.1	$26.0	$29.9	$2.2	$1.9	$63.2	$70.6
Capital expenditures	26.8	23.9	7.8	7.6	63.5	32.1	1.8	2.4	99.9	66.0

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information
(unaudited)

	Year ended December 31
In thousands	2015	2014
Cash Flow Data
Cash provided (used) by:
Operating activities	$133,743	$99,577
Investing activities	(77,254)	(69,589)
Financing activities	(48,016)	(50,881)
Depreciation, depletion and amortization	63,236	70,555
Capital expenditures	99,889	66,046
	December 31

	2015	2014

Balance Sheet Data
Cash and cash equivalents	$105,304	$99,837
Total assets	1,503,624	1,561,504
Total debt	363,870	404,612
Shareholders’ equity	663,247	649,109

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, acquisition and integration related costs, AMBU capacity expansion costs and impairment and workforce efficiency charges, among others, are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs, and impairment and workforce efficiency charges, are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Three months ended		Year ended December 31
	December 31
In thousands	2015	2014	2015	2014
Cash from operations	$63,220	$78,197	$133,743	$99,577
Less: Capital expenditures	(25,609)	(19,010)	(99,889)	(66,046)
Add back: Environmental compliance projects	7,885	3,224	26,873	6,131
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	(2,751)	(1,425)	(6,816)	(1,425)

Adjusted free cash flow	$42,745	$60,986	$53,911	$38,237

Calculation of Net Debt	December 31
In thousands	2015	2014
Current portion of long-term debt	$7,366	$5,734
Long term debt	356,504	398,878

Total	363,870	404,612
Less: Cash	(105,304)	(99,837)

Net Debt	$258,566	$304,775